Patent License Agreement
Licensor name:	Futuristic Medical Devices, LLC
Licensor address:	13 Augusta Avenue Monsey, New York 10952
Licensee name:	Volu-Sol Reagents Corporation
Licensee address:	5095 West 2100 South West Valley City, Utah 84120
Upfront Royalty Payment:	$300,000.00 (Three Hundred Thousand Dollars)
Royalty Percentage:	5% (Five Percent)

In witness whereof, intending to be legally bound, the parties have signed below to enter the attached Patent License Agreement and Exhibits (this “Agreement”) as of the Effective Date with the terms and conditions that follow.  Capitalized terms not otherwise defined are set forth in Section 9 of this Agreement.

LICENSOR: FUTURISTIC MEDICAL DEVICES LLC By: /s/ Jacob Pilchick Name: Jacob Pilchick Title: Manager	LICENSEE: VOLU-SOL REAGENTS CORPORATION By: /s/ James Dalton Name: James Dalton Title: Chairman & CEO

Effective Date:  May 1, 2009

PATENT LICENSE AGREEMENT

The parties to this Patent License Agreement listed on the previous page hereby agree as follows:

1.             Grant of Exclusive License

1.1           Exclusive Patent License

Licensor hereby grants to Licensee the exclusive, irrevocable, worldwide, transferable, sublicensable license of all rights of any kind conferred by the Patents, including, without limitation, the rights of any kind to, or conferred by, the Patents to (a) use or otherwise practice any art, methods, processes, and procedures covered by the Patents, (b) make, have made, use, offer to sell, sell, import, and otherwise distribute or dispose of any inventions, discoveries, products, services, or technologies covered by the Patents, (c) otherwise exploit any rights granted in the Patents and/or any invention or discovery described in the Patents, and (d) exclude other Persons from exercising any of such rights.

1.2           Sublicenses

The exclusive license rights granted Licensee under the Patents include the right to grant and authorize, from time to time and in Licensee's sole and absolute discretion, one or more sublicenses.  No sublicense granted to any Person pursuant to the terms of this Agreement will be terminable as a result of the termination of this Agreement.

1.3           Assignment of Causes of Action and Other Rights

Licensor hereby assigns, transfers and conveys to Licensee all right, title and interest in and to:

(a)           Rights to apply in any or all countries of the world for patents, certificates of invention, utility models, industrial design protections, design patent protections, or other governmental grants or issuances of any type related to any of the Patents and the inventions and discoveries therein;

(b)           All causes of action and enforcement rights of any kind (whether such claims, causes of action or enforcement rights are known or unknown; currently pending, filed, to be filed; or otherwise) under the Patents and/or under or on account of any of the Patents for past, current and future infringement of the Patents, including without limitation, all rights to (i) pursue and collect damages, profits and awards of whatever nature recoverable, (ii) injunctive relief, (iii) other remedies, and (iv) compromise and/or settle all such claims, causes of action and enforcement rights for such infringement by granting an infringing party a sublicense or otherwise; and

(c)           Rights to collect royalties or other payments under or on account of any of the Patents or any of the foregoing.

1.4           Right to Purchase

It is understood and agreed that the Licensee is also hereby granted the right, at its sole option and at such time as it may determine, to purchase the Patents.  Upon exercise of this right to purchase, Licensor shall assign all of its rights and interest in the Patents to Licensee in exchange for Four Million (4,000,000) shares of the Licensee’s common stock.

2.             Payment

2.1           Upfront Royalty Payment

At the Closing, Licensee will pay to Licensor an upfront royalty payment (the “Upfront Royalty Payment”) in the amount set forth on the cover page of this Agreement.

2.2           Royalties

Licensee will pay to Licensor a royalty equal to the Royalty Percentage multiplied by Licensee’s Net Sales Revenues for Licensed Products.  Additionally, Licensee will pay to Licensor a royalty equal to the Royalty Percentage multiplied by any revenue received by Licensee for the sublicensing of the Patents.  (collectively, the “Royalties”). The royalty will be payable on the due dates for the reports required by paragraph 2.3 for royalties accrued during the respective Reporting Period.

2.3           Reports and Records

As of each December 15 during the Term of this Agreement, Licensee will provide to Licensor a report reasonably detailing its royalty producing activities with respect to the Patents for the preceding twelve (12) month period ending as of September 30 (each, a “Reporting Period”) when there have been Royalties accrued under Section 2.2 with respect to the Patents in such Reporting Period.

2.4           Books of Account

Licensee will keep accurate books of account containing all particulars that may reasonably be deemed necessary for the purpose of showing the Amounts payable to Licensor hereunder.  Not more than once during every twenty-four (24) month period and upon Licensor’s advance request of at least thirty (30) days, Licensee will make said books and the supporting data available for inspection by Licensor or its agents during normal business hours for the two (2) most recent Reporting Periods for the sole purpose of verifying Licensee's calculations of the Royalties under this Agreement.  Should such inspection lead to the discovery of a greater than ten percent (10%) discrepancy in reporting to Licensor's detriment, Licensee agrees to pay the reasonable fees and expenses of Licensor’s agents who conducted the inspection.  Licensee will promptly pay to Licensor all amounts appropriately determined by any audit to be due to Licensor.  Any and all disputes with respect to the Royalties due under this Agreement or the calculation of Net Sales Revenue must be (a) raised within ninety (90) days after completion of the associated audit, and (b) resolved solely and exclusively pursuant to the provisions of paragraph 10.8.

3.             Closing

3.1           Deliverables

Within thirty (30) days following the later of Effective Date or the date Licensee receives a Transmitted Copy of this Agreement executed by the Licensor, to the extent that Licensor has control of such documents, Licensor will deliver to Licensee copies of the Assignment Agreements, the Prosecution History Files, the Docket, and copies of all files and original documents owned or controlled by Licensor, which include publicly available documents (including, without limitation, Assignment Agreements, copies of Letters Patent, and other documents necessary to establish that Licensor’s representations and warranties in Section 6 are true and correct) relating to the Patents and/or the Abandoned Assets (“Initial Deliverables”).  Licensor acknowledges and agrees that Licensee may request, and Licensor will promptly deliver, additional documents based on Licensee’s review of the Initial Deliverables (such additional documents, related information and the Initial Deliverables, collectively, the “Deliverables”) and the Deliverables, and that as a result of Licensee’s review, the listing of assets in Exhibits A and B, and the list of Abandoned Assets on Exhibit C, may be revised before and after the Closing to conform these lists to the definition of Patents (and these revisions may require the inclusion of additional provisional patent applications, patent applications, and patents on Exhibits A and B or both).  To the extent the listing of assets on Exhibits A and B is reduced, the amount payable under paragraph 2.1 and the Royalty Percentage may be reduced by the mutual agreement of the parties.  Licensor shall not be obligated to provide any attorney client confidential information or attorney work product.

3.2           Closing

Licensor and Licensee will use reasonable efforts to complete the review of the Deliverables and satisfy the conditions to closing described in paragraph 3.3 within thirty (30) calendar days following the later of the Effective Date or the date the last of the Deliverables was received by Licensee.  Licensee will thereafter pay Licensor the Upfront Royalty Payment on the closing (the “Closing”), and Licensee may then record Memoranda of Exclusive License/Rights.

3.3           Closing Conditions

The Closing will occur when Licensee determines that all the following conditions have been satisfied or waived:

(a)
Signature by Licensor.  Licensor timely executed this Agreement and delivered a Transmitted Copy of this Agreement to Licensee’s representatives by not later than May 26, 2009 at 5:00 p.m., Mountain Daylight Time and promptly delivered one (1) executed original of this Agreement to Licensee’s representatives.

(b)	Transmittal of Documents. Licensor will have delivered to Licensee all the Deliverables.

(c)           Compliance With Agreement.  Licensor performed and complied in all respects with all of the obligations under this Agreement that are to be performed or complied with by it on or prior to the Closing.

(d)           Representations and Warranties True.  Licensee is satisfied that, as of the Effective Date and as of the Closing, the representations and warranties of Licensor contained in Section 6 are true and correct.

(e)           Patents Not Abandoned.  Licensee is satisfied that, as of the Effective Date and as of the Closing, none of the assets that are included in the Patents have expired, lapsed, been abandoned, or deemed withdrawn.

(f)           Delivery of Executed Memorandum.  Licensor will have delivered to Licensee executed and notarized Memoranda of Exclusive License/Rights.

The preceding conditions are conditions precedent to the Closing and to Licensee’s obligation to make the payments contemplated pursuant to this Agreement.

3.4           Further Cooperation

At the reasonable request of Licensee, Licensor will execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary for effecting completely the consummation of the transactions contemplated hereby, including, without limitation, execution, acknowledgment and recordation of other such papers, and using reasonable efforts to obtain the same from the respective inventors, as necessary for fully perfecting and conveying unto Licensee the benefit of the transactions contemplated hereby, including, without limitation, providing and assisting in obtaining execution of any assignments, confirmations, powers of attorney, inventor declarations, and other documents that Licensee may request for prosecuting, maintaining, filing, obtaining issuance of, registering, enforcing, defending, or bringing any proceeding relating to the Patents.  To the extent any attorney-client privilege or the attorney work-product doctrine applies to any portion of the Prosecution History Files, Licensor will ensure that, if any such portion of the Prosecution History File remains under Licensor’s possession or control after the Closing, it is not disclosed to any third party unless (a) disclosure is ordered by a court of competent jurisdiction, after all appropriate appeals to prevent disclosure have been exhausted, and (b) Licensor gave Licensee prompt notice upon learning that any third party sought or intended to seek a court order requiring the disclosure of any such portion of the Prosecution History File.  In addition, Licensor will continue to prosecute, maintain, and defend the Patents at its sole expense until the Closing.

4.             Filing, Prosecution and Maintenance of Patent Rights

4.1           Costs

After the Closing, Licensee will be solely entitled and responsible for the preparation, filing, prosecution, maintenance and defense of all Patents (except to the extent of any portion of the Patents abandoned pursuant to the terms of this Agreement).  Licensee may, but is not obliged to consult with Licensor regarding execution of its responsibility.

4.2           Copies of Prosecution Documents

Licensee will, upon Licensor’s reasonable written request, provide Licensor with a copy of documents received or filed by Licensee pertaining to the filing, prosecution, maintenance or defense of Patents, including, without limitation, each patent application, office action, response to office action, request for terminal disclaimer, and request for reissue or reexamination of any patent issuing from such patent application.

4.3           Conduct of Prosecution

Licensor will execute and deliver to Licensee one or more memoranda in the form of the Memoranda of Exclusive License/Rights and will execute at least one such memorandum prior to the Closing.  The conduct of the preparation, filing, prosecution, maintenance, and defense of the Patents will be under Licensee’s exclusive control and discretion.  Licensee will consult with Licensor on such matters from time to time on Licensor’s reasonable request.  At the reasonable request of Licensee, Licensor will execute and deliver to Licensee such other instruments, and do and perform such other acts and things, as may be reasonably necessary or desirable for confirming in Licensee exclusive right to prosecute, maintain, defend, file, obtain issuance, register, enforce, defend, or bring any proceeding relating to the Patents including, without limitation, execution, acknowledgment and recordation of such papers necessary to convey to Licensee any right or power of attorney in the USPTO or other governmental patent office, in respect to prosecution, maintenance, defense, filing, issuance, or registration of the Patents.

4.4           Abandonment of License to Patents

Licensee will at any time be entitled to abandon its license and other rights to all or any part of the Patents by providing at least thirty (30) days’ advance written notice of such intention to Licensor; provided, Licensee will give such notice not less than sixty (60) days prior to the last allowable date for filing or taking any other action required with respect to such portion of the Patents.  From and after providing such notice of abandonment, Licensee will have no further obligation with respect to such abandoned portion of the Patents.  Any sublicense granted with respect to any Patents abandoned hereunder will not be terminated or altered as a result of such abandonment, provided that such sublicense was granted prior to the effectiveness of such abandonment.

4.5           Licensor’s Assistance

Licensor will provide Licensee with such advice and assistance as Licensee will reasonably request in connection with the filing, prosecution, maintenance, or defense of the Patents.  Licensee will not be responsible for any costs incurred by Licensor without Licensee’s prior written agreement to bear such costs.

5.             Enforcement of Patents

5.1           Enforcement

Licensee will have the exclusive right, but not the obligation, to institute, prosecute, and control any action or proceeding with respect to infringement of the Patents, using counsel of its choice, including any declaratory judgment action arising from such infringement.  In the event Licensee exercises its right to commence such action or proceeding, Licensee will use reasonable efforts to advise Licensor prior to such commencement.  Thereafter, on Licensor's written request no more frequently than every two (2) months, Licensee will report to Licensor reasonable, nonprivileged information on the status of the action or proceeding commenced by Licensee.  Licensor does not have and/or retain any right to, and will not, institute any case, action or other enforcement proceeding with respect to infringement of the Patents.

5.2           Joinder; Cooperation in Litigation

This Agreement transfers to Licensee all substantial rights under the Patents and, as a result, Licensee has the right to bring any future action or proceeding to enforce claims under the Patents in its own name, without naming Licensor as a party thereto.  However, if necessary or desirable in Licensee's sole discretion, Licensee may name Licensor as a party in any action or proceeding to enforce the Patents.  If Licensee finds it necessary or desirable, Licensor will execute all papers or perform any other acts or provide any assistance, at Licensee's expense, toward pursuing such action or proceeding, as reasonably required by Licensee.  Licensor will use its best efforts to ensure that any Licensor personnel will be available to cooperate, at Licensee's expense, toward pursuing such action.

5.3           Damages for Breach

In the event of a material breach of this Agreement by Licensee, subject to the terms and conditions of this Agreement, Licensor may seek exclusively money damages pursuant to the terms and conditions of this Agreement.  In no event, however, will Licensor be entitled to take any action or direct any proceeding with respect to the Patents without Licensee’s express consent and direction unless and until there has been a termination of the Term because of Licensee's proven, continuing and uncured breach.

6.             Representations and Warranties of Licensor

Licensor represents and warrants to Licensee as of the Effective Date and as of the Closing:

6.1           All Substantial Rights

Licensor intends by this Agreement to transfer to Licensee all substantial rights under the Patents.

6.2           Authority

Licensor has the full power and authority and has obtained all third party consents, approvals, and/or authorizations required to enter into this Agreement and to carry out its obligations hereunder, including, without limitation, the assignment to Licensee of all causes of action with respect to the Patents.

6.3           Title and Contest

Licensor owns, and as of the Closing Licensee will hold, all right, title and interest to each right conferred under this Agreement with respect to the Patents, including, without limitation, all rights, title, and interest in and to the causes of action assigned by this Agreement.  Licensor has obtained and properly recorded previously executed assignments for the Patents as necessary to fully perfect its rights and title therein in accordance with governing law and regulation in each jurisdiction.  Each right conferred under this Agreement with respect to the Patents is free and clear of all liens, mortgages, security interests, and restrictions on transfer.  There are no actions, suits, investigations, claims, or proceedings threatened, pending or in progress relating in any way to any right conferred under this Agreement with respect to the Patents.  There are no existing contracts, agreements, options, commitments, proposals, bids, offers, or rights with, to or in any Person to acquire any Patents.

6.4           Existing Licenses and Restrictions on Rights

No rights, interests, or licenses have been granted under any Patents or retained by prior owners or inventors.  Licensee will not be subject to any covenant not to sue or similar restrictions on its enforcement or enjoyment of any of Patents or the related causes of action as a result of the transactions contemplated in this Agreement or any prior transaction related to the Patents or the Abandoned Assets.

6.5           Validity and Enforceability

None of the Patents or the Abandoned Assets (other than Abandoned Assets for which abandonment resulted solely from unpaid fees and/or annuities) has been found invalid, unpatentable, or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding; and Licensor does not know, has not received any notice or claim from any source suggesting that, the Patents are invalid, unpatentable, or unenforceable.  To the extent “small entity” fees were paid to the United States Patent and Trademark Office for any of the Patents, such reduced fees were then appropriate because the payor qualified to pay “small entity” fees at the time of such payment and specifically had not licensed rights in the any of the Patents to an entity that was not a “small entity.”

6.6           Conduct

Licensor and its representatives have not engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate any of the Patents or hinder its enforcement, including, without limitation, misrepresenting Licensor’s patent rights to a standard-setting organization.

6.7           Enforcement

Licensor has not (a) put a third party on notice of actual or potential infringement of any of the Patents or the Abandoned Assets or (b) initiated enforcement action(s) with respect to any of the Patents or the Abandoned Assets.

6.8           Patent Office Proceedings

None of the Patents or the Abandoned Assets has been or is currently involved in any re-examination, reissue, interference proceeding, or any similar proceeding, and no such proceedings are pending or threatened.

6.9           Fees

All maintenance fees, annuities and the like due or payable on each of the Patents have been timely paid.  For the avoidance of doubt, Licensor shall pay any maintenance fees for which the fee is payable (e.g., the fee payment window opens) on or prior to the Closing even if the surcharge date or final deadline for payment of such fee would be after the Closing.

6.10           Abandoned Patents

According to each applicable patent office, each of the Abandoned Assets has expired, lapsed, or been abandoned or deemed withdrawn.

7.             Representations and Warranties of Licensee

Licensee represents and warrants to Licensor as of the Effective Date and the Closing:

7.1           Authority

Licensee is duly organized and validly existing under the laws of the jurisdiction of its formation and has full power and authority to enter into this Agreement and to carry out the provisions hereof.

7.2           Due Authorization

Licensee is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.  The individual executing this Agreement on Licensee’s behalf has been duly authorized to do so by all requisite corporate action.

8.             Disclaimer of Representations and Warranties; Limitation of Liability; Exclusions From Damages

8.1           Disclaimer of Representations and Warranties

NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY EXCEPT FOR THEIR RESPECTIVE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTIONS 6 AND 7, AND EACH PARTY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.  LICENSEE GIVES LICENSOR NO ASSURANCE THAT ANY ROYALTIES WILL BE GENERATED FOR LICENSOR OR THAT ANY ROYALTIES WILL BE PAYABLE TO LICENSOR.  EXCEPT AS EXPRESSLY SET FORTH IN SECTION 6, LICENSOR GIVES LICENSEE NO ASSURANCE (A) REGARDING THE PATENTABILITY OF ANY CLAIMED INVENTION IN, OR THE VALIDITY, OF ANY PATENT; OR (B) THAT LICENSEE’S OR ITS SUBLICENSEES’  MANUFACTURE, USE, SALE, OFFERING FOR SALE, IMPORTATION, EXPORTATION OR OTHER DISTRIBUTION OF ANY PRODUCT OR METHOD DISCLOSED AND CLAIMED IN ANY PATENT BY LICENSEE OR ANY SUBLICENSEE OR ANYONE ELSE WILL NOT CONSTITUTE AN INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

8.2           Limitation of Liability

EXCEPT IN THE EVENT OF BREACH OF ANY OF THE PRIMARY WARRANTIES BY LICENSOR OR LICENSOR’S INTENTIONAL MISREPRESENTATION, NEITHER PARTY’S TOTAL LIABILITY UNDER THIS AGREEMENT WILL EXCEED THE PAYMENT AMOUNT SET FORTH IN PARAGRAPH 2.1.  THE PARTIES ACKNOWLEDGE THAT THE FOREGOING LIMITATION ON POTENTIAL LIABILITY WAS AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

8.3           Exclusion of Certain Damages

NEITHER PARTY WILL HAVE ANY OBLIGATION OR LIABILITY (WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, AND NOTWITHSTANDING ANY FAULT, NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR IMPUTED), REPRESENTATION, STRICT LIABILITY OR PRODUCT LIABILITY), FOR COVER OR FOR ANY INCIDENTAL, INDIRECT OR CONSEQUENTIAL, MULTIPLIED, PUNITIVE, SPECIAL, OR EXEMPLARY DAMAGES OR LOSS OF REVENUE, PROFIT, SAVINGS OR BUSINESS ARISING FROM OR OTHERWISE RELATED TO THIS AGREEMENT, EVEN IF A PARTY OR ITS REPRESENTATIVES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  LICENSOR UNDERSTANDS AND CONFIRMS THAT THERE MAY NOT BE ANY ROYALTIES PAID UNDER THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THESE EXCLUSIONS OF POTENTIAL DAMAGES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

8.4.          Compliance with Laws

Notwithstanding anything contained in this Agreement to the contrary, the obligations of the parties with respect to the consummation of the transactions contemplated by this Agreement shall be subject to all laws, present and future, of any government having jurisdiction over the parties and this transaction, and to orders, regulations, directions or requests of any such government.

8.5           Confidentiality of Terms

The parties hereto will keep the terms and existence of this Agreement and the identities of the parties hereto and their affiliates confidential and will not now or hereafter divulge any of this information to any third party except (a) with the prior written consent of the other party; (b) as otherwise may be required by law or legal process, including, without limitation, in confidence to legal and financial advisors in their capacity of advising a party in such matters; (c) during the course of litigation, so long as the disclosure of such terms and conditions is restricted in the same manner as is the confidential information of other litigating parties; (d) in confidence to its legal counsel, accountants, banks and financing sources and their advisors solely in connection with complying with its obligations under this Agreement; (e) by Licensee, in order to perfect Licensee’s interest in the Patents or the Abandoned Assets with any governmental patent office (including, without limitation, recording Memoranda of Exclusive License/Rights in any governmental patent office); or (f) to enforce Licensee’s rights and interest in the Patents, the causes of action transferred under this Agreement, or the Abandoned Assets; provided, in (b) through (d) above, (i) to the extent permitted by law, the disclosing party will use all legitimate and legal means available to minimize the disclosure to third parties, including, without limitation, seeking a confidential treatment request or protective order whenever appropriate or available; and (ii) the disclosing party will provide the other party with at least ten (10) days’ prior written notice of such disclosure.  Without limiting the foregoing, Licensor will cause its agents involved in this transaction to abide by the terms of this paragraph, including, without limitation, ensuring that such agents do not disclose or otherwise publicize the existence of this transaction with actual or potential clients in marketing materials or industry conferences.  In the event of any breach or default, threatened or otherwise, under this paragraph, the parties acknowledge and agree that damages alone would be insufficient to compensate for any such breach or default and that irreparable harm would result from such breach or default.  Consequently, in the event of any such breach or default, or any threat of such breach or default by either party, the other party will be entitled to temporary or permanent injunctive relief, specific performance and such other equitable relief as may be appropriate in the circumstances in order to restrain or enjoin such breach or default.  These remedies will not be the exclusive remedies for violation of the terms of the confidentiality obligations contained in this paragraph but will be in addition to all other remedies available to the parties at law or in equity.

9.             Definitions

Capitalized terms used in this Agreement that are not otherwise defined have the meanings set forth in this Section.

“Abandoned Assets” means those specific provisional patent applications, patent applications, patents and other governmental grants or issuances, if any, listed on Exhibit C (as such list may be updated based on Licensee’s review pursuant to paragraph 3.1).

“Affiliate” means, with respect to any Person, any Entity in whatever country organized that controls, is controlled by or is under common control with such Person.  The term “control” means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an Entity, whether through the ownership of voting securities, by contract or otherwise.

“Amounts” as generally used in this Agreement refers to cash amounts, and amounts that are not cash will be valued by Licensee at their cash equivalent under customary valuation techniques.

“Assignment Agreements” means the agreements assigning to Licensor ownership of the Patents and the Abandoned Assets from the inventors and/or any prior owners to Licensor.

“Closing” has the meaning set forth in paragraph 3.2.

“Effective Date” means the date set forth as the Effective Date on the cover page of this Agreement.

“Entity” means any corporation, partnership, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, governmental entity (or any department, agency, or political subdivision thereof) or any other legal entity.

 “Licensed Products” means any product sold by Licensee which would otherwise infringe one or more claims of a Patent.

“Memoranda of Exclusive License/Rights” means one or more documents in substantially the form of Exhibit B, which form may be adjusted for the requirements of the particular government patent office, that memorialize the license and other rights transferred to Licensee by this Agreement

“Net Sales Revenues” means the gross sales revenue minus product returns for credit, discounts, rebates or similar price adjustments or credits, freight and insurance charges, value added taxes, sales taxes and/or similar taxes and duties for all Licensed Products.

“Patent” or “Patents” means (a) all patents listed in Exhibit A and the inventions therein described {the “Inventions”); (b) the entire right, title and interest in said Invention in the listed patents and any related patent applications, and in all divisionals, continuations and continuations-in-part of the applications, or reissues or extensions of Letters Patent or patents granted thereon, and in all corresponding applications filed in any and all jurisdictions and/or countries foreign to the United States, and in all patents issuing thereon in the United States and/or foreign jurisdictions or countries; (c) the entire right, title and interest to any and all developed ideas, trade secrets, confidential information, and copyrightable matter directly related to said Invention; and (d) all extensions, modifications, new developments, improvements, supplements, technical data, scientific know-how, and all other property, legal, equitable, and contractual rights directly and indirectly relating to said Invention, whether now existing or hereafter arising..

“Person” means any individual or Entity.

“Primary Warranties” means, collectively, the representations and warranties of Licensor set forth in paragraphs 6.1, 6.2, 6.3, 6.4, and 6.5 hereof.

“Prosecution History Files” means the names, addresses, email addresses, and phone numbers of prosecution counsel and agents, and all files, documents and tangible things, as those terms have been interpreted pursuant to rules and laws governing the production of documents and things, constituting, comprising or relating to the investigation, evaluation, preparation, prosecution, maintenance, defense, filing, issuance, registration, assertion or enforcement of the Patents.

“Reporting Period” has the meaning set forth in paragraph 2.3.

“Royalties” has the meaning set forth in paragraph 2.2

“Royalty Percentage” means the percentage set forth on the cover page of this Agreement.

“Transmitted Copy” has the meaning set forth in paragraph 10.14.

“Upfront Royalty Payment” has the meaning set forth in paragraph 2.1.

10.           Miscellaneous

10.1         Indemnification

Licensee shall defend (with legal counsel selected and retained by Licensee and approved by Licensor, which approval shall not be unreasonably withheld), indemnify and hold harmless Licensor, its governors, regents, directors, officers, employees, agents and their respective successors, assigns and heirs (“Indemnitees”) against any and all claims, suits and legal actions by any third party (“Claims”), based upon any theory of liability (including, without limitation, warranty, strict liability or tort, and regardless of any factual basis), arising out of the exercise of any rights under this Agreement to the Patents by Licensee or any of its Affiliates, successors or assigns, or by any sublicensee of Licensee, all subject to the following:

(a)
Indemnitees shall give Licensee written notice of the Claim which any Indemnitee desires Licensee to defend, indemnify and hold harmless under this Agreement promptly after any Indemnitee receive notice thereof along with sufficient information for Licensee to identify the Claim.  Indemnitees shall not settle or compromise any such Claim without the prior written consent of Licensee.  Indemnitees shall cooperate and provide such assistance (including, without limitation, testimony and access to documentation within the possession or control of any Indemnitee) as Licensee may reasonably request in connection with Licensee's defense, settlement and satisfaction of the Claim; provided that Licensee shall pay or reimburse all of the costs and expenses reasonably incurred by Indemnitees to provide any such cooperation and assistance in accordance with Licensee's request.

(b)
As part of Licensee's obligation to defend, indemnify and hold harmless Indemnitees, Licensee shall pay any and all (i) costs and expenses reasonably incurred by Licensee in connection with the defense, settlement or satisfaction of any Claim (including, without limitation, any amounts agreed to by Licensee in settlement of the Claim) and (ii) amounts required by any judgment or order of any court to be paid by Indemnitees as damages or other relief based upon the Claim; provided that Indemnitees have complied with their obligations under (a) above with respect to the Claim.

(c)
Licensee shall not be obligated to defend, indemnify or hold harmless any Indemnitee against any Claim or related costs and expenses, if and to the extent the Claim arises out of any breach of this Agreement by Licensor (including, without limitation, any breach of Licensor's representations and warranties set forth in Section 6).

(d)
Licensee shall be entitled to a credit against future royalties or other amounts payable by Licensee to Licensor under this Agreement in an amount equal to any out-of-pocket amounts expended by Licensee in the specific defense of claims levied against Licensor, or Licensee where Licensor is a named party in the claim, by the claimant.

Except as specifically provided in (a) and (b) above, Licensee shall not have any obligation to pay or reimburse any costs or expenses (including, without limitation, any fees or expenses of any legal counsel retained by any Indemnitee), unless otherwise agreed in writing by Licensee.

10.2           Relationship of Parties

The parties hereto are independent contractors.  Nothing in this Agreement will be construed to create a partnership, joint venture, franchise, fiduciary, employment or agency relationship between the parties.  Neither party has any express or implied authority to assume or create any obligations on behalf of the other or to bind the other to any contract, agreement or undertaking with any third party.

10.3           Assignment; Successors

The terms and conditions of this Agreement will inure to the benefit of Licensee, its successors, assigns and other legal representatives, and will be binding upon Licensor, its successors, assigns, and other legal representatives.  Without Licensor’s consent, Licensee may assign, in whole or in part, this Agreement, and/or any license or other rights Licensee acquires hereunder, to its Affiliates.  Licensor will not unreasonably withhold or delay its consent to any other assignment requested by Licensee of this Agreement, in whole or in part, or of any license or other rights Licensee acquires hereunder.

10.4           Term and Termination

The term of this Agreement (the “Term”) will commence on the Effective Date and will continue in effect until the last of the Patents expires, or such longer time as may be necessary, as determined at Licensee’s sole and absolute discretion, to permit Licensee to fully enforce and protect its rights under the Patents for any action or proceeding for infringement arising before such expiration.  Subject to the provisions of paragraph 10.10, in the event of a material breach of this Agreement, the non-breaching party will be entitled to terminate the Term by written notice to the breaching party, if such breach is not cured within ten (10) business days (for monetary defaults) and sixty (60) days (for non-monetary defaults) after written notice specifying the breach is given to the breaching party.

10.5           Survival/Effect of Termination

No termination of the Term will relieve a breaching party of its obligations arising prior to such termination.

10.6           Export Controls

It is understood and agreed that to the extent Licensor is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities (including the Arms Export Control Act, as amended, and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations.  The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by Licensee that Licensee will not export data or commodities to certain foreign countries without prior approval of such agency.  Licensor neither represents that a license will not be required nor that, if required, it will be issued.

10.7           Governing Law

Any claim arising under or relating to this Agreement will be governed by the laws of the State of Utah, without regard to choice of law principles to the contrary.

10.8           Dispute Resolution

Except as provided under paragraph 8.5, the parties hereby waive their respective rights to seek remedies in court, and will resolve any and all claims, disputes, or controversies relating in any way to, or arising out of, this Agreement, including, without limitation, any breach or threatened breach of this Agreement, the amount of Royalties due under this Agreement, or the calculation of Net Sales Revenue (“Disputes”), as follows:

(a)           The party raising the Dispute shall promptly provide the other party with a written notice describing the nature of the Dispute in reasonable detail (a “Dispute Notice”).  During the thirty (30) day period after a party’s receipt of a Dispute Notice, the parties will commence discussions to attempt to resolve the Dispute.

(b)           If the parties cannot timely resolve the Dispute through negotiation, before resorting to arbitration the parties will try in good faith to settle the Dispute by mediation before a mutually agreed mediator in Utah.  The mediation will be conducted in English and administered by the American Arbitration Association (“AAA”) under its Commercial Mediation Procedures.  If the parties are unable to agree upon a mutually acceptable mediator, the AAA will appoint a qualified mediator.  The mediation proceeding shall take place on the earliest practicable date following the submission of a request for mediation by either party, which request shall be submitted within sixty (60) days after a party’s receipt of a Dispute Notice.

(c)           If the Dispute is not resolved through mediation within thirty (30) days after the mediation hearing, the parties will submit the Dispute to final and binding arbitration administered by the AAA under its Commercial Arbitration Rules.  The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings.

(i)           The arbitration will be conducted before a mutually agreed panel of three neutral (3) arbitrators in Utah.  If the parties are unable to agree upon a mutually acceptable panel of three (3) arbitrators, the panel will be selected by the AAA.

(ii)           The arbitration hearing will be conducted in English, and under no circumstances will the arbitration hearing extend for more than one (1) business day.  The award shall be rendered within one hundred twenty (120) days of the demand and the arbitrators shall agree to comply with this schedule before accepting appointment.  The parties have included these time limits to expedite the proceeding, but they are not jurisdictional, and the arbitrator may for good cause permit reasonable extensions which shall not affect the validity of the award.

(iii)           All documents and information relevant to the Dispute in the possession of any party shall be made available to the other party not later than sixty (60) days after the demand for arbitration is served, and the arbitrator may permit such depositions or other discovery deemed necessary for a fair hearing.

(iv)           The parties agree that the arbitration method to be employed by the parties will be "baseball arbitration," in which case each party will submit to the arbitrators and exchange with each other in advance of the hearing their last, best offers and the arbitrators will be limited to awarding only one or the other of the two figures submitted.

(v)           The arbitrators’ award may be entered and enforced in any court with competent jurisdiction and will be nonappealable.  Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrator's decision permitted under this Agreement.

(vi)           The costs of the arbitration proceeding, including reasonable attorneys’ fees and costs, will be determined by the arbitrators, who may apportion costs equally, or in accordance with any finding of fault or lack of good faith of either party.

(vii)          To the fullest extent permitted by law, no arbitration under this Agreement shall be joined to any other arbitration, and no class arbitration proceedings shall be permitted.

(viii)        Except as may be required by law, neither a party nor any arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties.

Notwithstanding the foregoing, nothing in this paragraph 10.8 will be construed to waive any rights of timely performance of any obligations existing under this Agreement through the Closing.

10.9           Notices and Payment Delivery

All notices required or permitted to be given hereunder will be in writing, will make reference to this Agreement and will be delivered by hand, or dispatched by prepaid air courier or by registered or certified airmail, postage prepaid, to the addresses set forth on the cover page of this Agreement.  Such notices will be deemed served when received by addressee or, if delivery is not accomplished by reason of some fault of the addressee, when tendered for delivery.  Either party may give written notice of a change of address to the other.  After notice of such change has been received, any notice or request will thereafter be given to such party at such changed address.

10.10                      Remedies

Licensor's sole and exclusive remedy in the event of any claim, dispute, or controversy under this Agreement will be the recovery of money damages, subject to the disclaimer and limitations set forth in this Agreement, including, without limitation, those in paragraphs 8.1 through 8.3.

10.11                      Severability

If any provision of this Agreement is found to be invalid or unenforceable, then the remainder of this Agreement will have full force and effect, and the invalid provision will be modified, or partially enforced, to the maximum extent permitted to effectuate the original objective.

10.12                      Waiver

Failure by either party to enforce any term of this Agreement will not be deemed a waiver of future enforcement of that or any other term in this Agreement or any other agreement that may be in place between the parties.

10.13                      Miscellaneous

This Agreement, including its exhibits, constitutes the entire agreement between the parties with respect to the subject matter hereof and merges and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions.  Neither of the parties will be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein.  The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.  No oral explanation or oral information by either party hereto will alter the meaning or interpretation of this Agreement.  No amendments or modifications will be effective unless in a writing signed by authorized representatives of both parties; provided, however, that, both prior to and after the Closing, Licensee may update Exhibits A and B to include any patents or patent applications within the definition of Patents, based on its review of the Deliverables as defined in paragraph 3.1, by providing updated Exhibits A and B to Licensor.  The terms and conditions of this Agreement will prevail notwithstanding any different, conflicting or additional terms and conditions that may appear on any letter, email or other communication or other writing not expressly incorporated into this Agreement.  The following exhibits are attached hereto and incorporated herein:  Exhibit A (entitled “Patents Being Licensed”); Exhibit B (entitled “Memorandum of Exclusive License/Rights”); and Exhibit D (entitled “Transfer of Rights in Certain Assets”).

10.14                      Counterparts; Electronic Signature

This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together constitute one and the same instrument.  Each party will execute and promptly deliver to the other parties a copy of this Agreement bearing the original signature.  Prior to such delivery, in order to expedite the process of entering into this Agreement, the parties acknowledge that a Transmitted Copy of this Agreement will be deemed an original document.  “Transmitted Copy” means a copy bearing a signature of a party that is reproduced or transmitted via email of a .pdf file, photocopy, facsimile, or other process of complete and accurate reproduction and transmission.

[Remainder of Page Intentionally Left Blank.]

EXHIBIT A

PATENTS BEING LICENSED

Patent or Application No.	Country	Issue Date	Title of Patent
6,044,257	United States	March 28, 2000	Panic Button Phone
6,636,732	United States	October 21, 2003	Emergency Phone with Single Button Activation
6,226,510	United States	May 1, 2001	Emergency Phone for Automatically Summoning Multiple Emergency Response Services
7,092,695	United States	August 15, 2006	Emergency Phone with Alternate Number Calling Capability
7,251,471	United States	July 31, 2007	Emergency Phone with Single Button Activation

EXHIBIT B

MEMORANDUM OF EXCLUSIVE LICENSE/RIGHTS

Futuristic Medical Devices, LLC, a Delaware limited liability company having offices at 13 Augusta Avenue, Monsey, New York 10952, (“Licensor”), has granted to Volu-Sol Reagents Corporation, a Utah corporation, having an office at 5095 West 2100 South, West Valley City, Utah 84120 (“Licensee”), the exclusive, worldwide, transferable, sublicensable, license of all rights of any kind conferred by the patents, patent applications, and provisional patent applications listed in the table below:

Patent or Application No.	Country	Issue Date	Title of Patent
6,044,257	United States	March 28, 2000	Panic Button Phone
6,636,732	United States	October 21, 2003	Emergency Phone with Single Button Activation
6,226,510	United States	May 1, 2001	Emergency Phone for Automatically Summoning Multiple Emergency Response Services
7,092,695	United States	August 15, 2006	Emergency Phone with Alternate Number Calling Capability
7,251,471	United States	July 31, 2007	Emergency Phone with Single Button Activation

including, without limitation, the rights of any kind to, or conferred by, the Patents (defined below) to (a) use or otherwise practice any art, methods, processes, and procedures covered by the Patents, (b) make, have made, use, offer to sell, sell, import, and otherwise distribute or dispose of any inventions, discoveries, products, services, technologies or services covered by the Patents, (c) otherwise exploit any rights granted in the Patents and/or any invention or discovery described in the Patents, and (d) exclude other Persons from exercising any of such rights.

The “Patents” include all right, title, and interest that exist today and may exist in the future in and to any and all of the following:

 (a) all patents listed in Exhibit A and the inventions therein described {the “Inventions”);

(b) the entire right, title and interest in said Invention in the listed patents and any related patent applications, and in all divisionals, continuations and continuations-in-part of the applications, or reissues or extensions of Letters Patent or patents granted thereon, and in all corresponding applications filed in any and all jurisdictions and/or countries foreign to the United States, and in all patents issuing thereon in the United States and/or foreign jurisdictions or countries;

(c) the entire right, title and interest to any and all developed ideas, trade secrets, confidential information, and copyrightable matter directly related to said Invention; and

(d) all extensions, modifications, new developments, improvements, supplements, technical data, scientific know-how, and all other property, legal, equitable, and contractual rights directly and indirectly relating to said Invention, whether now existing or hereafter arising.

Licensor has also assigned, transferred and conveyed to Licensee all right, title, and interest in and to:

(x)           rights to apply in any or all countries of the world for patents, certificates of invention, utility models, industrial design protections, design patent protections, or other governmental grants or issuances of any type related to any of the Patents and the inventions and discoveries therein;

(y)           all causes of action and enforcement rights of any kind (whether such claims, causes of action or enforcement rights are known or unknown; currently pending, filed, to be filed, or otherwise) under the Patents and/or under or on account of any of the Patents for past, current and future infringement of the Patents, including without limitation, all rights to (i) pursue and collect damages, profits and awards of whatever nature recoverable, (ii) injunctive relief, (iii) other remedies, and (iv) compromise and/or settle all such claims, causes of action and enforcement rights, for such infringement by granting an infringing party a sublicense or otherwise; and

(z)           rights to collect royalties or other payments under or on account of any of the Patents or any of the foregoing.

The preparation, filing, prosecution, maintenance and defense of the Patents will be under Licensee’s exclusive control and discretion, in all pertinent governmental patent offices anywhere in the world.

Licensor hereby irrevocably grants Licensee the exclusive power to grant one or more powers of attorney with respect to the Patents and the exclusive discretion to transfer that right to Licensee's agent(s) or representative(s) that Licensee may designate one or more time, now or in the future.  Licensor understands that execution of this document confers on any attorney(s) or agent(s) to whom Licensee may grant a power of attorney the exclusive right to correspond with any patent office with repect to the Patents, and that this document does not create an attorney - client relationship with such practitioners to whom Licensee grants powers of attorney pursuant to this paragraph.

IN WITNESS WHEREOF this Memorandum of Exclusive License/Rights is executed at __________ on May 25, 2009.

LICENSOR: FUTURISTIC MEDICAL DEVICES, LLC By: /s/ Jacob Pilchick Name: Jacob Pilchick Title: Manager

STATE OF NEW YORK	)
) ss.
COUNTY OF KINGS	)

On May 25, 2009, before me, Doron Evans, Notary Public in and for said State, personally appeared Jacob Pilchick, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Signature  /s/ Doron Evans                                                 [NOTARY SEAL]

EXHIBIT C

ABANDONED ASSETS

EXHIBIT D

TRANSFER OF RIGHTS IN CERTAIN ASSETS